Exhibit 10.4
Amendment No. 1 to Amended and Restated Employment Agreement
This Amendment No. 1 to the Amended and Restated Employment Agreement (this “Amendment No. 1”), effective January 27, 2023 (the “Amendment No. 1 Effective Date”), is made and entered into by and between Jounce Therapeutics, Inc., a Delaware corporation (“Jounce”), and Elizabeth Trehu, M.D. (the “Executive”).
Background
A.    Jounce and the Executive are parties to that certain Amended and Restated Employment Agreement, dated January 6, 2017 (the “Agreement”).
B.    Jounce and the Executive desire to amend the Agreement.
NOW, THEREFORE, Jounce and the Executive agree as follows:
1.Amendment of the Agreement. Jounce and the Executive agree to amend the terms of the Agreement as provided below, effective as of the Amendment No. 1 Effective Date. Where the Agreement is not explicitly amended, the terms of the Agreement will remain in full force and effect. Capitalized terms used in this Amendment No. 1 that are not otherwise defined herein shall have the same meanings as such terms are given in the Agreement.
2.Severance if a Terminating Event Occurs Outside the Sale Event Period. Section 6 of the Agreement is hereby amended to delete the period after Subsection (b) and add Subsection (c):
“; and
(c)     in the event of a termination of the Executive’s employment by the Company other than for Cause that occurs within (x) three months prior to the signing of a definitive agreement relating to a transaction that, if consummated, would constitute a Sale Event and (y) the closing of such transaction, the Company shall pay to the Executive, within sixty (60) days of the closing of such transaction and in a single lump-sum payment, an amount equal to (i) three months of the Executive’s Base Salary in effect immediately prior to such termination; (ii) a bonus for the year during which the termination occurs, calculated by multiplying the Executive’s Target Bonus Percentage (in effect immediately prior to such termination) by twelve months of such Executive’s Base Salary and (iii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a lump sum cash payment in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company for three months after the Date of Termination;
(d) all restricted stock unit awards held by the Executive with time-based vesting shall immediately accelerate and become fully vested as of the Date of Termination; and
(e) in the event of a termination of the Executive’s employment by the Company other than for Cause that occurs within (x) three months prior to the signing of a definitive agreement relating to a transaction that, if consummated, would constitute a Sale Event and (y) the closing of such transaction, the Company agrees that, provided that the Executive maintains a contractual service relationship with the Company, all stock options held by the Executive with time-based vesting shall continue to vest throughout the Executive’s service relationship and, pursuant to the terms of the such stock option award agreements, 100% of the unvested portion of such stock options held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the date on which the Executive’s service relationship with the Company terminates.”
3.Counterparts. This Amendment No. 1 may be executed in counterparts, each of which shall constitute an original and both of which, when taken together, shall constitute one agreement. The exchange of a fully executed Amendment No. 1 (in counterparts or otherwise) by electronic transmission, including by email, or facsimile shall be sufficient to bind Jounce and the Executive to the terms and conditions of this Amendment No. 1.
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IN WITNESS WHEREOF, Jounce and Executive have executed this Amendment No. 1 by their respective duly authorized representatives as of the Amendment No. 1 Effective Date.

Jounce Therapeutics, Inc. By: /s/ Richard Murray, Ph.D. Name: Richard Murray, Ph.D. Title: President and CEO	Elizabeth Trehu, M.D. /s/ Elizabeth Trehu, M.D.

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